AMC

FILED
JUN 17 2010
STATE TREASURER

0100181324

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CENTER BANCORP, INC.

Pursuant to Sections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act

Dated: June 16, 2010

The undersigned corporation, having adopted an amendment to its certificate of incorporation pursuant to Sections 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, hereby certifies that:

1. The name of the corporation is Center Bancorp, Inc. (the "Corporation").

2. Article Fourth of the Corporation's certificate of incorporation is amended to provide in its entirety as follows:

"Fourth: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares, of which Twenty-Five Million (25,000,000) shares are designated as Common Stock, no par value ("Common Stock"), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value ("Preferred Stock"). The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall

2306651 4113060

vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders."

3. The date the amendment to the certificate of incorporation was adopted by the shareholders of the Corporation was June 16, 2010.

4. A total of 14,574,832 shares of the Corporation's Common Stock were entitled to vote on the above-mentioned amendment.

5. A total of 11,480,242 shares of the Corporation's Common Stock voted for the above-mentioned amendment and a total of 1,374,641 shares of the Corporation's Common Stock voted against the above-mentioned amendment.

IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

CENTER BANCORP, INC.

By: ______________________
Anthony C. Weagley
President and Chief Executive Officer

CERTIFICATE OF INCORPORATION
OF
CENTER BANCORP

This is to certify that, there is hereby organized a corporation under and by virtue of N.J.S. 14:1-1 et seq., the New Jersey "Business Corporation Act."

First: Corporate Name. The name of the Corporation is Center Bancorp. Inc.

Second: Registered Office. The address of this corporation's initial registered office is 2003 Morris Avenue, Union, New Jersey 07083, and the name of the corporation's initial registered agent at such address is John J. Davis.

Third: Corporate Purposes. The purpose or purposes for which the corporation is organized are:

(a) To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect;

(b) To engage in any other activities within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

Fourth: Capitalization. The total authorized capital stock of the Corporation shall consist of 1,000,000 shares of common stock, par value $5.00 per share. Shares of the authorized capital stock may be issued from time to time for such consideration (not less than the par value thereof) as may be fixed from time to time by the Board of Directors.

Fifth: Initial Directors. The number of directors constituting the initial Board of Directors of the corporation shall be three; and the names and addresses of the directors are:

Name	Address
Jack McDonnell	1070 Wychwood Rd., Westfield, N.J. 07090
John J. Davis	6 Knollwood Dr., Morristown, N.J. 07960
Donald G. Kein	103 Huron Dr., Chatham Township, N.J. 07928

Sixth: Incorporation. The name and address of each incorporator is:

Name	Address
Jack McDonnell	1070 Wychwood Rd., Westfield, N.J. 07090
John J. Davis	6 Knollwood Dr., Morristown, N.J. 07960

Donald G. Kein   103 Huron Dr., Chatham Township, N.J. 07928

Seventh: No Cumulative Voting Rights. Cumulative voting for the election of directors shall not be permitted.

Eight: Indebtedness. The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

Ninth: The Board of Directors may, if it deems advisable, oppose a tender, or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any and all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the corporation.

(2) Whether a more favorable price could be obtained for the corporation's securities in the future.

(3) The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

(4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock.

(5) The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

(6) Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

Tenth: Preemptive Rights. No holder of common stock of the corporation, as such, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, any rights or options to purchase stock of any class whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase

stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.

Eleventh: Number of Directors. The By-Laws shall specify the number of directors other than the number constituting the First Board. Any vacancy in the Board, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

Twelfth: Classification of Directors. The Board of Directors of the corporation shall be divided into three classes, the respective terms of office of which shall end in successive years. The number of directors in each class shall be specified in the By-Laws and shall be as nearly equal as possible. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified. At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies.

Thirteenth: Indemnification. Every person who is or was a director, officer, employee, or agent of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time the expenses or liabilities are incurred.

Fourteenth: No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock. This Article 14 may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock.

In WITNESS WHEREOF, we, the incorporators of the above-named corporation hereunto signed this Certificate of Incorporation on the ninth day of November, 1982.

/s/ Jack McDonnell
Incorporator

/s/ John J. Davis
Incorporator

/s/ Donald G. Kein
Incorporator

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

CENTER BANCORP. INC.

(For Use by Domestic Corporations Only)

To: The Secretary of State
State of New Jersey

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is Center Bancorp Inc., a New Jersey Corporation.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 15th day of March, 1988.

Resolved, that the Article Fourth of the Certificate of Incorporation be amended to read as follows:

> Fourth: Capitalization. The total authorized capital stock of the Corporation shall consist of 10,000,000 shares of common stock, no par value per share. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

3. The number of shares outstanding at the time of the adoption of the amendment was 348,158. The total number of shares entitled to vote thereon was 348,158.

(If the shares of any class of series are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not Applicable).

4. The number of shares voting for and against such amendment is as follows:

(If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively.)

Number of shares Voting For Amendment	Number of shares Voting Against Amendment	Number of shares Abstaining
267,697	19,300	4,876

5. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 15th day of March, 1988.

Resolved, that the Certificate of Incorporation be amended to add Articles Fifteenth and Sixteenth and shall read as follows:

Fifteenth: So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fifteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. No amendment to or repeal of this paragraph fifteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fifteen shall apply to or have any effect on the liability or alleged liability of any director or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

Sixteenth: So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph sixteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this paragraph sixteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph sixteen shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

6. The number of shares outstanding at the time of the adoption of the amendment was 348,158. The total number of shares entitled to vote thereon was 348,158.

(If the shares of any class of series are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not Applicable).

7. The number of shares voting for and against such amendment is as follows:
(If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively.)

Number of shares Voting For Amendment	Number of shares Voting Against Amendment	Number of shares Abstaining
279,424	2,954	9,495

(If the amendment is accompanied by a reduction of stated capital, the following clause may be

inserted in the Certificate of Amendment in lieu of filing a Certificate of Reduction under Section 14A:7-19, Corporations, General of the New Jersey Statutes. Omit this clause if not applicable.)

8. The stated capital of the corporation is reduced in the following amount: OMIT. The manner in which the reduction is effected is as follows:

The amount of stated capital of the corporation after giving effect to the reduction is $OMIT. (Must be set forth in dollars.)

9. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected (Omit if not applicable.) OMIT

(Use the following only if an effective date, days subsequent to the date of filing is desired.)

10. The effective date of this Amendment to the Certificate of Incorporation shall be ____________________.

Dated this 17th day of March, 1988.

CENTER BANCORP INC.
(Corporation Name)

By: /s/ John J. Davis
(Signature)

JOHN J. DAVIS, President
(Type or Print Name &Title)

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CENTER BANCORP, INC.

Pursuant to N.J.S. 14A:7-15.1(3)
Dated: As of July 1, 1993

The undersigned corporation, having adopted an amendment to its certificate of incorporation in connection with a stock split, hereby certifies as follows:

1. The name of the corporation is Center Bancorp, Inc.

2. The date of adoption by the board of directors of the corporation of the resolution approving the two for one stock split effectuated on July 1, 1993 (the "Stock Split") was May 20, 1993.

3. The amendment to the certificate of incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the Stock Split exceeding the percentage of authorized shares that was unissued before the Stock Split.

4. The only class of shares subject to the Stock Split was the corporation's Common Stock. The number of shares of Common Stock subject to the Stock Split was 800,000. The number of shares issued in connection the Stock Split was 800,000.

5. The certificate of incorporation is amended to increase the corporation's number of authorized shares of Common Stock from 10,000,000 to 20,000,000. In connection therewith, the fourth paragraph of the certificate of incorporation is deleted in its entirety and a new fourth paragraph, annexed hereto as Exhibit A, is substituted for it.

IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

CENTER BANCORP, INC.

By:/s/ John Davis
John Davis
President

Exhibit A

Fourth: Capitalization. The total authorized capital stock of the Corporation shall consist of 20,000,000 shares of Common Stock, without par value. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CENTER BANCORP, INC.
(Pursuant to N. J. S. A. 14A:9-2(4) and 14A:9-4(3))

Pursuant to N.J.S.A. 14A:9.2(4) and N.J.S.A. I4A:9-4(3), the undersigned corporation hereby certifies as follows:

1. The name of the corporation is Center Bancorp, Inc. (the "Corporation").

2. Article Fourth of the Corporation's certificate of incorporation has been amended to provide in its entirety as follows:

> "Fourth: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is Twenty Five Million (25,000,000) shares, of which Twenty Million (20,000,000) shares are designated as Common Stock, no par value ("Common Stock"), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value ("Preferred Stock"). The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:
>
> 1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.
>
> 2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of

Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders."

3. The above-mentioned amendment was adopted by the shareholders of the Corporation on April 16, 2002.

4. A total of 3,972,710 shares of the Corporation's Common Stock were entitled to vote on the above-mentioned amendment.

5. A total of 2,131,989 shares of the Corporation's Common Stock voted for the above-mentioned amendment and a total of 308,850 shares of the Corporation's Common Stock voted against the above-mentioned amendment.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer this 16th day of April, 2002.

CENTER BANCORP, INC.

By:/s/ John Davis
John Davis
President

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CENTER BANCORP, INC.

Pursuant to Sections 14A:9-2(4) and 14A:9-4(3)
of the New Jersey Business Corporation Act

Dated: June 6, 2008

The undersigned corporation, having adopted an amendment to its certificate of incorporation pursuant to Sections 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, hereby certifies that:

1 The name of the corporation is Center Bancorp, Inc. (the "Corporation").

2. Article Twelfth of the Corporation's certificate of incorporation has been amended to provide in its entirety as follows.

> "Election of Directors. At the 2008 annual meeting of shareholders of the Corporation, the successors of the directors whose terms expire at that meeting shall he elected for a term expiring at the 2009 annual meeting of shareholders. At the 2009 annual meeting of shareholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of shareholders. At the 2010 annual meeting of shareholders of the Corporation, all directors shall be elected for a term expiring at the 2011 annual meeting of shareholder. At each annual meeting of shareholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders."

3 The date the amendment to the certificate of incorporation was adopted by the shareholders of the Corporation was May 27, 2008.

4. A total of 13,113,760 shares of the Corporation's Common Stock were entitled to vote on the above-mentioned amendment.

5. A total of 11,124,485 shares of the Corporation's Common Stock voted for the above-mentioned amendment, a total of 381,705 shares of the Corporation's Common Stock voted against the above-mentioned amendment and a total of 218,971 shares of the Corporation's Common Stock abstained with respect to the above-mentioned amendment.

IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

CENTER BANCORP, INC.

By: /s/ Anthony C. Weagley
Anthony C. Weagley
President and Chief Executive Officer

FILED
JAN - 8 2009
STATE TREASURER

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CENTER BANCORP, INC.
(Pursuant to N. J. S. A. 14A:7-2(4))

Pursuant to N.J.S.A. 14A:7-2(4) and N.J.S.A. 14A:9-4(2), the undersigned corporation hereby certifies as follows:

1. The name of the corporation is Center Bancorp, Inc. (the "Corporation").

2. The board of directors of the Corporation (the "Board of Directors"), in accordance with the Certificate of Incorporation and the Amended and Restated By-laws of the Corporation and applicable law, duly adopted the following resolutions on December 15, 2008 creating a series of ten thousand (10,000) shares of Preferred Stock of the Corporation designated as "Fixed Rate Cumulative Perpetual Preferred Stock, Series A."

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Amended and Restated By-laws of the Corporation and applicable law, a series of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, of the Corporation be and hereby is created;

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to file with the Department of the Treasury, State of New Jersey, a Certificate of Amendment to the Corporation's Certificate of Incorporation to amend Article Fourth thereof to include a new section 5 which sets forth the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, as follows:

"5. Series A Preferred Stock.

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series A" (the "Designated Preferred Stock"). The authorized number of shares of the Designated Preferred Stock shall be 10,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A below are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

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Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) "Common Stock" means the common stock, no par value, of the Corporation.

(b) "Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

(c) "Junior Stock" means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

(e) "Minimum Amount" means $2,500,000.00.

(f) "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) "Signing Date" means the Original Issue Date.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) "Applicable Dividend Rate" means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation's stockholders.

(d) "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) "Bylaws" means the bylaws of the Corporation, as they may be amended from time to time.

(f) "Certificate of Designations" means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) "Charter" means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

(h) "Dividend Period" has the meaning set forth in Section 3(a).

(i) "Dividend Record Date" has the meaning set forth in Section 3(a).

(j) "Liquidation Preference" has the meaning set forth in Section 4(a).

(k) "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

(l) "Preferred Director" has the meaning set forth in Section 7(b).

(m) "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) "Qualified Equity Offering" means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of

issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) "Share Dilution Amount" has the meaning set forth in Section 3(b).

(p) "Standard Provisions" mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) "Successor Preferred Stock" has the meaning set forth in Section 5(a).

(r) "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (*i.e.*, no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, *provided* that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. "Share Dilution Amount" means the increase in the number of

diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared *pro rata* so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum

of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i)

the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; *provided* that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either *pro rata* or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the *pro rata* benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (*provided* that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly

created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; *provided* that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law."

3. The Certificate of Incorporation of the Corporation is hereby amended so that the designation and number of shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, acted upon in the resolutions set forth in Section 2 hereof, and the relative rights, preferences and limitations of such shares, are as stated in the above resolutions.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer this 8th day of January, 2009.

CENTER BANCORP, INC.

By: ______________________
Anthony C. Weagley, President

C3071/1
01/07/2009 10480792.3